Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of SKYX Platforms Corp. of our report dated March 24, 2025, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, relating to our audit of the financial statements of SKYX Platforms Corp. as of December 31, 2024 and 2023, and for the periods then ended, included in SKYX Platforms Corp.’s Annual Report on Form 10-K for the year ended December 31, 2024, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, Texas

January 16, 2026